AMENDMENT TO THE SHARE PURCHASE AGREEMENT

Dated May9th, 2007

Between

ICP SOLAR TECHNOLOGIES INC., a corporation duly formed under the laws of Canada with its principal office at: 7075 Place Robert-Joncas, Unit 131, Montreal, Quebec, Canada H4M 2Z2

(hereinafter called the "Vendor")

OF THE FIRST PART

AND: ICP SOLAR TECHNOLOGIES (UK) LTD. a corporation duly formed under the laws of the United Kingdom with its principal office at Unit 1, Horsefair Road Waterton Industrial Estate, Bridgend Mid Glamorgan, CF31 3YN UK

(hereinafter called "ICP")

OF THE SECOND PART

AND:

ISE SOLAR LLC
And its Parent Company

(hereinafter called "Acquirer)

(Hereinafter called the "Parties")

Whereas the parties agree to modify the Share Purchase Agreement as follows:

1)     Section 2.2(a), Purchase Price shall change from $720,000 to $1.00

2)     Section 2.2 (b), the Loan shall change from $2,280,000 to $3,000,000.

3)     Section 2.2 (b), the Loan shall be paid to the Vendor and/or its subsidiaries at the Vendor’s discretion

4)     Section 2.2 (d) shall be replaced completely by the following text:

(a)    From the signing of this Share Purchase Agreement until the Monthly Payment Commencement Date, the Vendor shall acquire 7,000 Solar Panels per month from the Acquirer, at a price per Solar Panel commencing at $24.60 and decreasing down to the Panel Price as the total cost per Solar Panel decreases, the sale of the panels shall be on a C.O.D/ F.O.B. basis until such time as the Acquirer has secured an accounts receivables line of credit in which case, payment terms shall be net 60 .. The Vendor shall have the option to acquire up to 7,000 Solar Panels per month from the Acquirer at the Panel Price for a 6 month period commencing from the date of the last Monthly Payment.

IN WITNESS WHEREOF the parties hereto have executed this Amendment as of the 10th day of May, 2007.

ISE SOLAR LLC

By Its Authorized Signatory:

/s/ Michael Matvieshen
Signature of Authorized Signatory

Michael Matvieshen
Name of Authorized Signatory

ICP SOLAR TECHNOLOGIES INC.
By Its Authorized Signatory:

/s/ Sass Peress
Signature of Authorized Signatory

Sass Peress
Name of Authorized Signatory

in the presence of:

/s/ Anja Engelhardt
Signature of Witness

Anja Engelhardt
Name

7075 Robert-Joncas Unit 131, Montreal, Quebec, H4M 2Z2
Address